EXHIBIT 16.1

AUDITORS’ LETTER REGARDING CHANGE IN EXTERNAL AUDITOR

October 17, 2011

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have read the statements included under Item 16.F(a) of Form 20-F of Centrais Elétricas Brasileiras S.A. – ELETROBRAS dated October 17, 2011, and we agree with such statements in so far as they relate to our firm.

Very truly yours,

/s/ BDO Auditores Independentes

BDO Auditores Independentes